Exhibit 11

Pinnacle Entertainment, Inc.

Computation of Earnings Per Share

	For the three months ended September 30,
	Basic		Diluted (a)
	2005	2004	2005	2004
	(in thousands, except per share data)
Average number of common shares outstanding	40,812	35,623	40,812	35,623
Average common shares due to assumed conversion of stock options	0	0	2,628	1,286

Total shares	40,812	35,623	43,440	36,909

Net income (loss)	$5,042	$(3,241)	$5,042	$(3,241)

Net income (loss) per share	$(0.12)	$(0.09)	$(0.12)	$(0.09)

	For the nine months ended September 30,
	Basic		Diluted (a)
	2005	2004	2005	2004
	(in thousands, except per share data)
Average number of common shares outstanding	40,617	34,195	40,617	34,195
Average common shares due to assumed conversion of stock options	0	0	2,160	1,387

Total shares	40,617	34,195	42,777	35,582

Net income (loss)	$(1,367)	$13,935	$(1,367)	$13,935

Net income (loss) per share	$(0.03)	$0.41	$(0.03)	$0.39

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.